Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript WGO - Q1 2008 Winnebago Earnings Conference Call Event Date/Time: Dec. 20. 2007 / 10:00AM ET

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

CORPORATE PARTICIPANTS

Sheila Davis

Winnebago Industries - Public Relations & IR Manager

Bruce Hertzke

Winnebago Industries - Chairman & CEO

Bob Olson

Winnebago Industries - President

Sarah Nielsen

Winnebago Industries - VP & CFO

CONFERENCE CALL PARTICIPANTS

Gregory Badishkanian

Citigroup - Analyst

Scott Stember

Sidoti & Co. - Analyst

John Diffendal

BB&T Capital Markets - Analyst

Craig Kennison

Robert W. Baird - Analyst

David Wells

Avondale Partners - Analyst

Paul Burton

RBC Capital Markets - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

Gil Alexandre

Darphil Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Winnebago Industries first quarter 2008 conference call. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session toward the end of today's conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today's conference Ms. Sheila Davis, public relations and investor relations manager. Please proceed.

Sheila Davis - Winnebago Industries - Public Relations & IR Manager

Thank you, Gracie. Good morning, and welcome to the Winnebago Industries Inc. conference call to review the company's results for the first quarter of fiscal year 2008 ended December 1, 2007. Conducting the call today are Bruce Hertzke, Winnebago Industries Chairman of the Board and Chief Executive Officer. Bob Olson, President and Sarah Nielsen, Vice President and Chief Financial Officer. I trust each of you have received a copy of the news release with our earnings results this morning. This call is being broadcast live on our website at WinnebagoIND.com. A replay of the call will be available on our website at approximately noon today. If you have any questions about accessing any of this information, please call our Investor Relations department at 641-585-6803 following the conference call.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Before we start, let me offer the following cautionary note. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements. These factors are contained in the company's filings with the Securities and Exchange Commission over the last twelve months; copies of which are available from the SEC or from the company upon request. I will now turn the call over to Bruce Hertzke.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

Thank you, Sheila. Good morning, everyone, and welcome to Winnebago Industries first quarter conference call. We are pleased with our performance during the first quarter in spite of the current downturn. Winnebago Industries is facing the current economic downturn just like the rest of the industry. But we are extremely pleased to continue to be very profitable even with the market conditions that we face. At the recent National RV Trade Show in Louisville, Kentucky, we introduced several new floor plans, such as the Winnebago Tour and the Itasca Ellipse 40WD Class A diesel full-wall slide. We also introduced a second exciting floor plan, the new Navion iQ. This 24 DL floor plan features a unique rear slide that extends the queen bed from the back of the motorhome itself. Making its debut also was the all-new 2009 era of Class B motorhomes. This is Winnebago Industries first Class B product since 2003 when the Volkswagen product was discontinued that Winnebago built the European camper chassis for the US. The new ERA is a very competitively priced and featured product for Winnebago Industries. And we believe that we can command a commanding market share in the Class B market.

We continue to manage the company with a focus on profitability and returning profits to the shareholder. And we intend to maintain this goal in spite of the challenging market conditions. As part of a long-term strategy of returning profits to our shareholders, we repurchased approximately 675,800 shares of the company's common stock during the first quarter for approximately $17.5 million. This completes the $60 million authorization that began in June of 2007 in which we repurchased a total of approximately 2.2 million shares. Yesterday the Board of Directors approved an additional $60 million stock repurchase authorization for Winnebago Industries.

Winnebago Industries continues to have a very strong balance sheet and no long-term debt. Also, we continue to demonstrate the stability and longevity of our corporation. Earlier this week we celebrated the production of our 400,000th motorhome. We are extremely proud of achieving this exciting milestone as we celebrate the 50th anniversary during fiscal 2008 as a leading RV manufacturer. In a moment Sarah will review the full details of the first quarter's financial results. But first I will turn the call over to Bob Olson for a review of the first quarter operational performances.

Bob Olson - Winnebago Industries - President

Thank you, Bruce, and good morning. First I want to congratulate our employees for their performance in reaching these revenue and earnings results during the first quarter in light of the current market conditions. As Bruce mentioned, we introduced new products at the national RV Trade Show in Louisville, Kentucky that featured exciting new floor plans as well as additional paint on some of our lower-level productlines. We had a tremendous amount of interest in the new ERA Class B motorhome at the Louisville show and will begin production during the second quarter with products entering the retail market in approximately March. The new ERA has a separate brand identity from our Winnebago and Itasca lineups and will be retailed in part through a separate and new dealer base.

While we are pleased with our results for the first quarter, we are still concerned about indicators we see that could affect us as we go forward. Our dealers' inventories of Winnebago and Itasca brand products at the end of the quarter was 4,364 units, a decrease of 4.1% from the first quarter last year, as well as a 2.4% decrease from the end of the fourth quarter. We anticipate that dealers will continue to keep motorhome inventories low as they go through the slower winter season. Statistical surveys, the retail reporting service from the RV industry has reported continued softness in the retail motorhome sales with Class A and Class C motorhomes combined down 8.9% for the month of October and down 5.2% year-to-date through October 2007 compared to the same periods last year.

On a wholesale shipment basis the RV industry has also reported its third consecutive year-over-year decline in the volume of class A and Class C motorhomes shipped to dealers. Also RVIA's economist, Dr. Richard Curtin from the University of Michigan has also forecast an additional decline of 5% for 2008. While we continue to be very bullish about the long-term outlook of the RV industry, the negative short-term forecasts along with the reports of consumer confidence levels being a two-year low, continued media reports of weakness in the housing market and dealers continue to be conservative in their inventory stocking levels lead us to be concerned as we go into our seasonally slowest part of the year.

Now I will turn the call over to Sarah for the financial review.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Sarah Nielsen - Winnebago Industries - VP & CFO

Thank you, Bob. Good morning, everyone. I am pleased to review with you the financial performance for the company's first quarter of fiscal year 2008. I do want to note that this quarter included 14 weeks as compared to 13 weeks last year, as a result of the timing of our fiscal year end, which ended the last Saturday of August. This dynamic of a 14 week quarter happens once every six years for us and last occurred in our first quarter of 2002.

Revenues for the first quarter of fiscal 2008 were $215.1 million, a 6.6% increase over the first quarter of 2007. In addition to the extra week in the quarter, the revenue increase was primarily the result of an 8.6% increase in our average motorhome selling price due to an increase of Class A deliveries in the quarter of 7.7%. This was partially offset by a decrease in the total units delivered by 2.4%.

Our gross profit margin was 11.9% for the first quarter compared to 10.6% for the same quarter last year. The 130 basis point increase in our margins was a result of a mix shift to more Class A product and decreased retail promotional programs as compared to last year.

Selling expenses increased $878,000 as compared to the same quarter last year due in part to the fact that we attended the National RV Trade Show in Louisville, Kentucky in the last week of our first quarter. The cost of attending this show typically is included in our second quarter but as our quarter extended that additional week the costs were shifted into our first quarter.

Financial income decreased $323,000 or 20.7% as a result of lower average investment balances partially offset by a higher average interest rate earned.

The effective tax rate was 32.8% as compared to 32.2% for the first quarter of last year. The increase is primarily a result of increased state taxes, a decrease in tax-free income offset partially by a higher production activities credit.

Net income increased by 25.5% and diluted earnings per share increased by 36% when comparing the same quarter last year. Diluted earnings per share increased at a higher rate than net income as the result of 2.1 million fewer average shares outstanding due to the stock that has been repurchased in the last year.

I will now highlight a few significant balance sheet items.

Receivable levels decreased $12.8 million in the quarter. This is due to fewer units included in receivables at the end of the quarter offset partially by an increase in the average motorhome selling price.

Inventories increased $18.9 million during the quarter. The increase was entirely a result of raw material chassis increases as finished goods inventory decreased approximately 7% and work in process inventories decreased over 4%. Raw material chassis inventory levels increased primarily due to the following three reasons.

First, a new chassis platform was on hand at the end of the quarter to support our new product offering, the Navion iQ. Secondly, additional chassis inventory had been ordered to ensure that there were no disruptions to our production with new model year product from the chassis manufacturer. The model year transition did in fact go smoothly during our first quarter. And thirdly, challenging market conditions as evidenced by the continued decline in retail demand had affected our inventory levels. Due to these factors we do have additional chassis inventory currently on hand and it will take time to work our way down to a lower level which we anticipate to occur during our third quarter.

As indicated in the earnings release, we have adopted the new income tax accounting standard FIN 48 at the beginning of the quarter. FIN 48 clarifies the accounting for uncertainties in income tax laws by prescribing criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in our tax returns. The impact of adoption to our balance sheet is consistent with what we had previously disclosed in our 2007 annual report. The new accounting change had no P&L impact in our first quarter; however, there may be impacts to income tax expense, positive or negative in the future as these tax positions are resolved.

We completed the quarter with $94.2 million in cash and investments, a decrease of $15.2 million from the end of the fiscal year. Cash provided by operations was $7.6 million as compared to use of cash from operations of $11.6 million in the first quarter of last year. This is in part due to an increase in our net income and to a greater extent the working capital changes in receivables and inventory which I have already touched upon.

From a capital expenditures perspective we spent $1.5 million in the quarter and expect to spend approximately $5 to $6 million in fiscal 2008. One significant capital expenditure during the quarter related to a laser tube cutter that was approximately $1.1 million. We were able to consolidate five different processes into one with this new machinery.

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Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

We completed the stock repurchase authorization approved by the Board this past June and bought back approximately 676,000 shares for $17.5 million during the quarter. We also paid dividends of $3.5 million. I will now turn the call back over to Bruce.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

Thank you, Sarah. At this time I will turn the call over to the operator for the question and answer portion of the call today.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Gregory Badishkanian, Citigroup Capital Market.

Gregory Badishkanian - Citigroup - Analyst

Thank you. And good job in a particularly tough environment. A few questions; one is just promotional level. It was lower this quarter. Was that the case with your competitors, and would you expect to see continued discipline by the manufacturers going forward?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

I think that's a fair statement. I think most manufacturers now have their inventories much better in line with what the demand is. And I think we've seen a reduction in some of the promotional activities; I know as you can see by our financials we don't have as much as we had last year, and I think the market is kind of turning that way right now, as well.

Gregory Badishkanian - Citigroup - Analyst

Good, thanks. And also with respect to backlogs, so A was down about 27%. C was up 49%. Can you give a little color on the weakness in A and then also just did the recent new entries of other Class C diesels have any impact on that backlog, because it was pretty, up 49% is pretty strong?

Bob Olson - Winnebago Industries - President

Just to comment on the A, I think you remember that the fourth quarter and through the first quarter we've been producing our redesigned diesel product quite heavily. And so now we've got a lot of those products out to the dealer's inventory. And we are now waiting for retail to catch up. >From a C perspective we've got some pretty tough comps to last year. Our View and Navion has always been strong, and with competition coming out there, although we haven't seen a lot of them, their products out on the dealer lots, but we recognize the fact that we've kind of had that game all to ourselves. And there's going to be some competition to it. But we feel confident that we are on the cutting edge. We have the View and Navion now for 2, 2.5 years. And as noticed at the Louisville show we've turned around and introduced a new Navion iQ. We plan on continuing to look at opportunities for that product lineup.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

One of the things that we don't want you to do, there were no B; you've mentioned some diesel C. There were no B orders in any of our numbers from Louisville. So the new ERA product we have not released any orders for that product yet.

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Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Bob Olson - Winnebago Industries - President

One other thing I can comment as far as the backlog on C's, we did introduce the Navion iQ, which helped the backlog this year on C bodies but we also had the Winnebago Access bunkbed model that was very well-received at Louisville for our Winnebago dealers. And so that had a positive impact on the backlog as of right now, as well.

Gregory Badishkanian - Citigroup - Analyst

So to clarify, I didn't see obviously there was no B in your backlog, so that (multiple speakers) the incremental. And would your inventories kind of reflect those sort of that trend that we've been seeing in terms of A versus C, because they are obviously down year-over-year. Any change in that mix then?

Sarah Nielsen - Winnebago Industries - VP & CFO

From an inventory level on hand we still do have --.

Gregory Badishkanian - Citigroup - Analyst

Dealer inventory, sorry.

Sarah Nielsen - Winnebago Industries - VP & CFO

From a dealer inventory standpoint you can see the units overall are down slightly but on a dollar basis they are up slightly so the mix has continued to trend with what we are shipping. And it is a stronger or a mix of more higher priced product, very much similar to the strategy of our concentration in that dealer side of the business or the diesel side of the business.

Gregory Badishkanian - Citigroup - Analyst

Okay, great. Very helpful. Thank you.

Operator

Scott Stember, Sidoti.

Scott Stember - Sidoti & Co. - Analyst

Sarah, do you have the ASP's for this year and last year by productlines or by segment?

Sarah Nielsen - Winnebago Industries - VP & CFO

Yes, I will start with 2008. Our Class A gas ASP was 90,528. Class A diesel is 173,093. Our average Class A was 115,525. And Class C 63,909, totaling an average for all Class A and C motorhomes to 92,627. For the same quarter last year our Class A gas was 88,597. Diesel was 160,311. Average or total Class A was $110,569. Class C was 59,552 which averaged overall last year to 85,257.

Scott Stember - Sidoti & Co. - Analyst

Okay and can you talk about where your capacity utilization is right now versus a year ago? It seems like you guys were able to put out nice amount of products and could you talk -- I mean with the backlog where it is right now, maybe talk about where rates could go in the next couple quarters?

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Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Bob Olson - Winnebago Industries - President

Right now we were a little bit over 55% capacity utilization in the first quarter. That compares to about 53%, 54% last year at this time. If you remember right fourth quarter we were at 72%. So we did go down a little bit. We look at probably we don't like to go too far forward, but I can say that going into our slower quarter, the slowest quarter that we've got from a seasonal adjusted standpoint, we feel right now we're going to be probably relatively flat with where we were in the first quarter in the second quarter.

Scott Stember - Sidoti & Co. - Analyst

Did you say 65 the first quarter or 55?

Bob Olson - Winnebago Industries - President

55.

Scott Stember - Sidoti & Co. - Analyst

5 5, okay. And I know you guys don't normally talk about specific margins going forward but when you look at the backlog and you see that we've seen a little bit of a reversal from an order standpoint from A's to C's, is it a fair assumption plus the comments that you made about the market that we could see the gross margin sequentially tighten up a little bit in the second quarter?

Sarah Nielsen - Winnebago Industries - VP & CFO

I think that is a fair perspective. Second quarter, as Bob touched upon is our seasonally weakest and usually the lowest margin out of our four quarters every year. So we don't expect the trend to be different from that.

Scott Stember - Sidoti & Co. - Analyst

Okay and the SG&A shift that you talked about from the Louisville show, what was the impact on the quarter?

Sarah Nielsen - Winnebago Industries - VP & CFO

Well, we're looking at approximately $400,000 shifted quarters with the Louisville show landing in our first; and then we also do have additional spend in relation to some of the new product offerings included in our first quarter.

Scott Stember - Sidoti & Co. - Analyst

And the backlog numbers you guys had said that it does not include any of the B offerings from the Louisville show. Did it include the full order bank that you got for other products at the Louisville show?

Bob Olson - Winnebago Industries - President

No, it didn't, Scott. We are still going through that right now, and at the end of the quarter we did not have all of it in. Approximately 70% of it might have been in.

Scott Stember - Sidoti & Co. - Analyst

70% was in? Okay. And last year, if you recall could you speak to whether or not you've had the full amount of the show in your backlog?

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Sarah Nielsen - Winnebago Industries - VP & CFO

We wouldn't have had any. It is unusual for us to have Louisville even be part of our first quarter. We got, we returned from the show on Friday and our quarter ended Saturday. Normally the quarter ends that Saturday right after Thanksgiving, so there would have been no orders from Louisville last year in our first quarter backlog.

Scott Stember - Sidoti & Co. - Analyst

And just two last questions. I know that availability of the Sprinter chassis has been an issue. Anything clearing up on that front or is it still tough to come by?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

Winnebago has been in a very strong position. We have not had any -- because we started a long time ago we have been getting our chassis. We have more than ample and enough chassis for our current production.

Scott Stember - Sidoti & Co. - Analyst

And last question just related to the products on the UFO chassis that you put out about three or four quarters ago. It has been out in the fields for a little bit. What is the initial take from the dealers and from the retail side?

Bob Olson - Winnebago Industries - President

I think from the perspective of that vehicle I think we are having better success with the diesel product. It is still not where we definitely want it. We've done some adjustments to that product and made some changes at the request of the dealers. But between the two I would say the diesel is stronger. I think there has been a real wait and see attitude and perception on the part of the retail customer with this UFO rear engine gas. They kind of want to see how it operates and how it functions out there before they spend the money on it.

And I think the other side of it is, we positioned that product on the diesel side, more towards the lower end of the diesel lineup where the gas is more towards the higher end or higher end of the gas product. So that for the last several quarters now has not been the strongest area in the gas product. So we haven't given up on it, but it definitely isn't where we want it to be yet. We continue to make changes on it.

Scott Stember - Sidoti & Co. - Analyst

That's all I have. Thank you.

Operator

John Diffendal, BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

To further kind of look at the backlog number, so nothing was in there last year; 70% of what you expect to get is in there this year. Can you give us a sense of what dollar number of backlog is there from that to give us a comparability number?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

We never -- we have seen some of our competitors announce different dollars. I think we take a little bit different attitude when we go to Louisville. We actually try to put on, make sure our salespeople actually have products sold before we even get to Louisville throughout the whole thing. When we go to Louisville we will probably show a new product and most of our orders even come, are probably just the newest product. We expect stocking levels of our dealers year-round. And so we focus our Louisville on probably some new floor plans or new product introductions, not so much getting a great big order bank at that one, the two-day or three-day show.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

John Diffendal - BB&T Capital Markets - Analyst

So it's not -- your class A's were, as others have pointed out, down 26.5% year-over-year with some Louisville and no Louisville there last year, so it is down a little bit more than that sort of on an apples to apples basis I guess.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

I think it is a somewhat fair comparison. The other thing is when you are at this level of capacity hopefully we are supplying product to our dealer a lot faster also. Naturally, with our two production facilities hopefully we can get product built and displayed, shipped out to our dealers a lot faster. And I think our whole industry actually should be that way right now.

John Diffendal - BB&T Capital Markets - Analyst

Second question is you mentioned you are heading into your seasonally weakest quarter, the February quarter. I guess you indicated earlier you expect sequential decline. But you had about a 9.5% gross margin last year's quarter, which is even low by second quarter standards. Given mix of business between the two quarters and that utilization rate you mentioned staying relatively stable, would you expect some improvement relative to last year on gross margin?

Sarah Nielsen - Winnebago Industries - VP & CFO

Similar I guess to our past practice, we are not going to be providing guidance on our gross profit or on the EPS side just because it is such a volatile marketplace. And it is very hard to project accurately where that is going to land. It is a tough marketplace right now, and we definitely are seeing a lot of short-term indicators that are not positive. So we try to adjust our production schedule weekly based on what we are seeing out in the marketplace.

John Diffendal - BB&T Capital Markets - Analyst

You can't fault a guy for trying though still. That's all I have. Thanks.

Operator

Craig Kennison, Robert W. Baird.

Craig Kennison - Robert W. Baird - Analyst

Following up on John's question, with respect to the Class B market ultimately where do you expect to report those units? Are you going to report them separately or along with Class C?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

No, they will be recorded separately. There is actually a Class B division of products; you will see in the future that Winnebago will -- and I'm even getting the information that Stat Surveys is going to look at maybe some Class B registration information for the industry, which I think will be helpful for all of us. But you will see Winnebago having a separate Class A, B AND C line so that you can continue to track that, once we get everything established and we go into the future with those products.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Craig Kennison - Robert W. Baird - Analyst

That will be helpful. We of course appreciate that disclosure. What would the timing, the anticipated timing of that Class B rollout be from a shipment perspective?

Bob Olson - Winnebago Industries - President

We're looking right now that we've got a fairly conservative ramp up of that product because it is something new for us. And it looks like it will start hitting dealers' lots probably really late February, first part of March. And so then we will continue to ramp up our production rate from that point. So there is going to be quite a bit of product out there probably the late April May time period.

Craig Kennison - Robert W. Baird - Analyst

Typically when we look at a new product we can say you've got 300 dealers, every dealer could take one or two and that would give us a feel for how many hundreds of units you might ship in a new product. Since you've got a different number of Class B dealers that will unfold differently. Maybe you can give us a sense for how many dealers you hope to add to that Class B network.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

First of all, your first assumptions are correct, Craig. The dealer organization will be a little bit different. The sales and marketing department have the opportunity to go to a Winnebago dealer, go to an Itasca dealer or go to a completely new dealer with this productline. And the thing that we will be doing is that because of the availability of chassis and how fast we can ramp this product up, we will be signing new dealers up, extendedly through the entire 2008 calendar year. As we continue to get more and more product we will ramp it up and we will sign on more and more dealers. But the bottom line is we definitely will be looking at some unique new dealers and some existing dealers for Winnebago products. So all 300 of our dealers won't have it and we are not sure exactly how many new dealers that we will have left to see as we ramp up and we sign those dealers up, how many that will end up at.

Craig Kennison - Robert W. Baird - Analyst

Okay, thank you. That's helpful. With respect to the average selling price of a Class B, is it in that neighborhood of a Class C or different?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

It's actually probably in the neighborhood of a Class C or even slightly a little bit higher. That is kind of a unique product. The product that we displayed at Louisville and showed all the dealers is actually a little higher than the average just typical Class C.

Craig Kennison - Robert W. Baird - Analyst

What about the contribution margin? How differed from a Class C would it be?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

I think it would compare more to our 500 series than a typical Class C. And I think we've told the marketplace over the years C are definitely less than A, but the 500 series carries a little better margin than a typical, which is our View and Navion, carries a little typically better margin than a typical Class C.

Craig Kennison - Robert W. Baird - Analyst

That's all very helpful. Thank you. And then if you look at the normal seasonality of dealer inventory it seems to grow from Q1 to Q2 by about 400 units, give or take. Is that a fair way to look at this year, or are there any nuances we should track?

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Bob Olson - Winnebago Industries - President

Craig, this is Bob. I think in a normal year your assumption is correct. This isn't a normal year. I don't know. I look at all the indicators out there, and I think the dealers are going to be very conservative yet. I know there was an article out by RV Business Today that talked about some of the comments that the dealers showing. I think just about every one of them talked about being more responsible shoppers, and kind of like their retail customers are. And I personally think that you're going to see the possibility that you could see the dealer inventory staying flat going into a more robust spring. I just think they are ultraconservative right now from the standpoint of wanting to stock extra units.

Craig Kennison - Robert W. Baird - Analyst

And then that final question, just going after that backlog question again, the backlog was up 5% in units. Would it have been down absent the Louisville orders?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

What was that question again, Craig?

Craig Kennison - Robert W. Baird - Analyst

We calculate the backlog being up 5% in units to 1833 units. Would it have been down percentagewise if you didn't have the Louisville orders?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

I think it could have been down some because like I said before, anytime we introduce a new model naturally we get some orders in, and some of the new model orders were in there.

Craig Kennison - Robert W. Baird - Analyst

Perfect. Thank you very much.

Operator

David Wells, Avondale Partners.

David Wells - Avondale Partners - Analyst

Good morning, everyone. Just a couple of quick questions. First off, did the timing shift for the dealer day's event impact the backlog comparisons at all?

Sarah Nielsen - Winnebago Industries - VP & CFO

Our dealer day's event was this past May. The Louisville event did have an impact because it crossed quarters in relation to paying for the actual event because we were there in the end of our first quarter. And you have an uncomparable backlog metric because last year that event happened in our second quarter, and there were no orders in the backlog associated with the Louisville event.

David Wells - Avondale Partners - Analyst

Okay, great. Thanks. And then just as the orders from Louisville are trickling in, perhaps you could give us some color on kind of what those are trending like versus last year. Are you seeing similar order rates to last year or perhaps are things improving or getting worse?

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Bob Olson - Winnebago Industries - President

I would say right now that they are not as good as last year, but they are not terrible either. I think overall we had a fairly decent show. And when you take the fact in there that we got a new productline that we aren't even taking orders for yet or wouldn't be part of that Louisville, I think we've got a possibility of being relatively flat.

David Wells - Avondale Partners - Analyst

Thank you very much.

Operator

[Paul Burton], RBC Capital Markets.

Paul Burton - RBC Capital Markets - Analyst

Just wondered if you guys could give us a little color on financing that is going on out there, what you're hearing from dealers, from the banks, on the customer side.

Sarah Nielsen - Winnebago Industries - VP & CFO

In relation to the whole credit market and what is going on, I mean the marketplace we definitely had, continue discussions with the lenders in this space to understand what is happening since our company doesn't participate in any direct financing. On the consumer side RV loans have historically enjoyed a very, very low delinquency rate, under 1%. They have indicated there has been a slight uptick in the delinquencies but we still are at under 1%. And it is much more favorable than a typical consumer loan. I think there is tightening on the side of the credit availability, but that doesn't necessarily reach the motorhome consumer because our typical customer is 55 years old, very, very strong in relation to their FICO score and their creditworthiness. But I think there is some tightening going on and a little bit of an uptick on the delinquencies.

Paul Burton - RBC Capital Markets - Analyst

Okay, thanks very much.

Operator

Barry Vogel, Barry Vogel and Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

Good morning, ladies and gentlemen. First I have a question for Sarah. Can you give me an inventory number that you as CFO would feel comfortable with at the end of the third quarter in relationship to overall economic conditions?

Sarah Nielsen - Winnebago Industries - VP & CFO

As I mentioned earlier in the call, it is going to take into our third quarter to work down on these additional chassis units that we do have on hand. But we think that $100 million range is a comfortable level and by the end of the third quarter we think that is possible. And $90 to $100 million would be ideal even to be lower potentially by the end of the fiscal year, but we don't see that that will happen by the end of our second quarter.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Barry Vogel - Barry Vogel & Associates - Analyst

So at the end of your fiscal year if overall conditions on the seasonally adjusted basis stay the same you would love to have about a $95 million inventory at the end of the year?

Sarah Nielsen - Winnebago Industries - VP & CFO

Yes, that is very much in line with what we would like to see happen.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and Bruce, I have a couple of questions for you about product innovation. We all know that consumer sentiment does get affected by not only prospective economic conditions but also by fuel costs. And $100 a barrel or $90 a barrel fuel oil and possibility of higher prices although we don't know that that is going to exactly happen, is not a healthy thing for selling motorhomes. Can you give us some details about prospective product development in terms of going against that trend to help you with sales like lightweight materials, etc.? That's my first question.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

First of all, we definitely agree with all the statements that you made earlier about oil. We believe that we will trend somewhat towards the European market. They have been paying $5 to $8 dollars for gas over there for a long time, and they have actually had a very robust RV industry for the last 2, 3, 4 years, especially in the motor caravans as they call them over there. We believe that we will definitely continue to need to develop like we did with the View and Navion more fuel efficient products and maybe a little bit smaller, not always what the American people want, but that is what we kind of see for trends in probably the automobiles and in the RV's. And that is why we came out with the iQ also which is another version of a low-profile Class C motorhome.

And then our new introduction with the ERA Class B motorhome, which is on that Sprinter chassis, that is actually rated by Dodge Sprinter at 22 miles per gallon. And so we continue to think down the road that these type of products will become more and more popular and Winnebago Industries is definitely going to have to have those type of products to compete in the marketplace, and to try to get some additional market share and different growth opportunities even in this tough market.

Bob Olson - Winnebago Industries - President

I guess I just want to expound on that a little bit because you mentioned something about looking for different materials that were light weight of nature. We've been doing that for several years now. We walk a really fine line from a standpoint of cost versus weight. Weight has always been important to us but you are right with gas prices the way they are, if you can get something that is a little bit lighter that might improve your fuel economy that is going to be a plus for anybody in this industry. But it appears that anything that is lighter of nature costs more, and so we have to weigh the benefits of having a lighter weight, more fuel efficient product out there versus the costs that the customer is willing to pay. But that is an ongoing process that we've been doing for several years now.

Barry Vogel - Barry Vogel & Associates - Analyst

You think for the Louisville show, are you at a position where you could come out with something reasonably significant in the Class A area because I understand B's and C's, but you don't make as much money for B and C in terms of absolute dollars as you do obviously in an A. So I would be concerned about the A's more than the C's and the B's.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

All I can tell you, is that naturally we are interested in all the productlines, but we have nothing to announce today. So it is definitely going to -- it is definitely things that we've talked about. And I would like to hope that you think Winnebago Industries is definitely working on different projects of that, because we, I can tell you we've been looking at different stuff like that for way over a year already.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, now one other question. I didn't see -- and I think I mentioned to you at the show I didn't see a ramp product on your Class A's.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

No.

Barry Vogel - Barry Vogel & Associates - Analyst

And I know that last year three companies, to the best of my knowledge, had a ramp, and varying degrees of success obviously. Can you tell us why you didn't have a ramp, and you think it is a strong possibility you may have a ramp next year?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

All is I can tell you, is Winnebago has 91 different models for 2008. And one of the biggest objectives that we get from some of our dealers is that we have 12 different major brands, and they say that they really can't carry them all. And so we always try to just analyze what are the very best profit opportunity and market share opportunities that we can do with products and bring it to the marketplace. And we just review whether it be a ramp, motorhome or whether it be a full wall slide or whether it be a View or Navion type product or any other products that we look at, I can tell you that it is all things that we review all the time to try to identify what is the next best area for Winnebago Industries to get into.

Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much. Keep up the good work.

Operator

[Gil Alexandre, Darphil Associates]

Gil Alexandre - Darphil Associates - Analyst

Good morning. I know this a hard year for you, but if you look at '09 and 2010 and what type of unit sales could there be? And are unit sales, if you want to take it for '07, '08, are they trending below what normal demand should be or there is no such number as that?

Bruce Hertzke - Winnebago Industries - Chairman & CEO

All I can tell you is I have been on the RVIA board for over twelve years, and we as an industry try to follow these numbers all the time. I don't know what to tell you is a typical year. I've been in the industry for over three decades. And I have seen some very, very tough downturns; I have seen some slight downturns, I have seen some downturns that only lasted a months, and I have seen some downturns that have lasted three years. Which one we are in I wish I could honestly tell you.

I will tell you that in '09 and 2010 we do hire Dr. Richard Curtin to analyze our industry and that the long-term prospects are still very, very favorable for our industry. And that exactly when it turns and it goes back to that I wish I could tell you. But we definitely have a lot of confidence in the industry, and we believe that when the economy gets better and the consumer confidence gets higher and people get back to more of a typical spending mode, we think the RV industry will definitely come back.

And if you look at the last 25 years in the quarter of a century in this industry each time it has come back, 2004 was the largest year ever that our industry had in the last quarter of a century. I think it has the potential to come back just like Richard Curtin. He is actually forecasting that it could continue to grow once it starts coming back. So I guess that is my perspective also.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Gil Alexandre - Darphil Associates - Analyst

Thank you. Can you give us an idea of your market shares in Class A and Class C for '06 and '07?

Bob Olson - Winnebago Industries - President

I think if you looked at last year we were at 20.6 on gas A bodies, and this year we are at 22%. Diesel we were at 10.1. This year we are at 9.2. And the C bodies last year were 25.6. And this year we are 24.3. There are some issues around that. We picked up some in our gas, and we think that is a lot to do with our introduction of our Vista and Sunstar, which is an entry-level gas A body product. We've also redesigned our Sightseer and Sunova, and that has been really well received. And now that we are putting full body paint on it, it is even being more received.

Then we've got a floor plan in our Voyage and Sunrise which is a full wall slide that the dealers have really been excited about. So we think those three product classes have really stimulated our gas A product. From a diesel perspective we have lost some and I know we've been on the road several times over the course of the year. And one of the strategies that we have is, we think we can grow in our diesel product. And so far we have not been able to get that done, but trust me, we continue to work very diligently on that. And we think that we are going to still have an opportunity to do that.

From the C body we are down slightly, and as I mentioned before part of that is due to the fact that we had some pretty tough comps last year. The View and Navion has been strong for us for the last two or three years. And we feel pretty good about the fact that we are just down a little bit in that category.

Gil Alexandre - Darphil Associates - Analyst

And my last question, could you let me know what your CapEx are for fiscal '08 and your depreciation, and what could your CapEx be like in '09?

Sarah Nielsen - Winnebago Industries - VP & CFO

We plan in 2008 to spend in the 5 to $6 million range. With the environment that we've been in for the last three years now we've really cut back from a capital expenditure standpoint because we have the infrastructure we need at the current level of production. Our depreciation in a typical year is a little over $10 million and that is what we see for 2008. If we turn around and see growth prospectively, our capital expenditures have more than in the range of our depreciation on an annual basis. And so prior to 2006 we had spent on that annual basis in that 10 to $12 million range.

Gil Alexandre - Darphil Associates - Analyst

Thank you very much, and good luck.

Operator

This concludes the question-and-answer session. I would now like to turn the call back to management for closing remarks.

Bruce Hertzke - Winnebago Industries - Chairman & CEO

Thank you. Once again, we would like to thank everyone for joining Winnebago Industries today for our conference call. We look forward to talking to you again in March when we will report our second quarter fiscal 2008 results. The Winnebago team would like to wish all of you a happy holiday season and have a safe holiday period. Thank you.

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FINAL TRANSCRIPT

Dec. 20. 2007 / 10:00AM ET, WGO - Q1 2008 Winnebago Earnings Conference Call

Operator

Thank you for your participation in today's conference. This concludes the presentation, and you may now disconnect.

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